EXHIBIT 99.1

For Immediate Release

Contact:              Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports third Quarter Operating Results For Fiscal 2022

Greenwich, Connecticut, September 8, 2022 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended July 31, 2022 and provided information regarding financial and operational activities.

FINANCIAL HIGHLIGHTS FOR THIRD QUARTER FISCAL 2022
•
We repurchased in the third quarter 310,473 shares of our Class A Common stock at an average price per share of $17.43 and 3,071 shares of our Common stock at an average price per share of $18.17 in open market transactions.  Included in the above were 45,525 shares of Class A Common and 1,198 shares of Common Stock that settled in August 2022.

•	$6.6 million net income attributable to common stockholders ($0.17 per diluted Class A Common share).
•	$14.6 million of Funds from Operations (“FFO”) ($0.38 per diluted Class A Common share).(1)
•	92.1% of our consolidated portfolio Gross Leasable Area (“GLA”) was leased at July 31, 2022, an increase of 0.2% from the end of fiscal 2021.
•	7.1% average increase in base rental rates on 209,000 square feet of lease renewals signed in our third quarter of fiscal 2022.
•
17.3% average decrease in base rental rates on 45,000 square feet of new leases signed in our third quarter of fiscal 2022. The decrease was predominantly related to a new lease with a national furniture company in 20,000 square feet of second floor space at our Ridgeway Shopping Center located in Stamford, CT. This lease replaced Modell’s Sporting Goods, which filed for bankruptcy and vacated the property in 2020, and the base rent on this lease is 27% below Modell’s last prior rent.  With this lease removed, the decrease is 8.9%.

•	On July 15, 2022, we paid a $0.2375 per share quarterly cash dividend on our Class A Common Stock and a $0.2145 per share quarterly cash dividend on our Common Stock.
•	We have $12.2 million of cash and cash equivalents currently on our balance sheet.
•	We have $114 million currently available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until 2024.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations
•
On September 7, 2022, the company’s Board of Directors declared a quarterly dividend of $0.2375 per Class A Common share and $0.2145 per Common share, which will be paid on October 14, 2022 to holders of record on September 30, 2022. As a REIT, the company is required to distribute at least 90% of its taxable income to its stockholders.  Based on the company’s estimates, these levels of common stock dividends, when combined with the company’s preferred stock dividends, will satisfy that requirement (excluding any gains on sales of property).  The Board will continue to consider the residual impact of COVID-19 on the company, and will make future dividend decisions based on this and other information available to it.

•
In addition, in September 2022, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock, which will be paid on October 28, 2022 to shareholders of record on October 14, 2022.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “As the Covid-19 pandemic’s disruption to the shopping center business gets further in the rear view mirror, we are encouraged to see a continued rebound in our tenants’ businesses and robust demand for vacant space at our properties.  This quarter, we renewed 209,000 square feet of existing tenant leases and signed 45,000 square feet of new leases in our portfolio, but the absorption of two larger vacancies caused our percentage of our consolidated portfolio leased to remain at 92.1% as of July 31, 2022. Renewal rents increased by 7.1%, our fifth consecutive quarterly increase. The average of rental rates on new leases decreased this quarter by 17.3%, due in significant part to two new leases at our Ridgeway Shopping Center in Stamford, CT. We entered into a new lease for a 20,000 square foot second floor retail space to Ashley Furniture as well as a new lease for a 3,000 square foot restaurant for space where the prior long-term tenant had been paying an above-market rent. Notwithstanding the impact of these two leases, we believe the increasing demand for space coupled with decreasing supply will have a positive effect on our occupancy and rents going forward.  Our leasing and management teams are very busy working to deliver space for our new tenants, and we have a strong pipeline of new leases that include 127,000 square feet in the lease negotiation phase and another 109,000 square feet that is subject to letters of intent.  We are grateful for the tremendous efforts and perseverance of our team as well as that of our tenants, who have worked together to get through the last two plus years.”

Mr. Biddle continued…. “Our earnings and FFO have returned to pre-pandemic levels and there is still room to grow the income of our existing portfolio as we fill our vacancies with new tenants. Our collection rate on rents billed has returned to pre-pandemic levels and most of our tenants are able to pay their rent without assistance. Our strong balance sheet and liquidity are the underpinnings of our company’s success and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  Due to our long-term strategy, 87% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained solid throughout the pandemic.  During our third quarter, we capitalized on a significant dislocation between the current value of grocery-anchored shopping centers in the private market versus the price of our company’s stock.  We repurchased 310,473 shares of our Class A Common stock at an average price per share of $17.43 and 3,071 shares of our Common stock at an average price per share of $18.17, which we believe was a good use of our cash and a way to add value to our stockholders.”

Net income applicable to Class A Common and Common stockholders for the third quarter of fiscal 2022 was $6,630,000 or $0.17 per diluted Class A Common share and $0.15 per diluted Common share, compared to net income of $18,375,000 or $0.48 per diluted Class A Common share and $0.43 per diluted Common share in last year’s third quarter. Net income attributable to Class A Common and Common stockholders for the first nine months of fiscal 2022 was $19,136,000 or $0.50 per diluted Class A Common share and $0.45 per diluted Common share, compared to $27,475,000 or $0.72 per diluted Class A Common share and $0.64 per diluted Common share in the first nine months of fiscal 2021.  Net income applicable to Class A Common and Common stockholders for the nine months and three months ended July 31, 2021, includes a gain on property sales of $12.2 million, or $0.32 per Class A Common share and $11.8 million, or $0.31 per Class A Common share, respectively.

FFO for the third quarter of fiscal 2022 was $14,642,000 or $0.38 per diluted Class A Common share and $0.34 per diluted Common share, compared with $14,004,000 or $0.36 per diluted Class A Common share and $0.33 per diluted Common share in last year’s third quarter.          For the first nine months of fiscal 2022, FFO amounted to $41,807,000 or $1.08 per diluted Class A Common share and $0.98 per diluted Common share, compared to $38,107,000 or $1.00 per diluted Class A Common share and $0.89 per diluted Common share in the corresponding period of fiscal 2021.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 210 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
nine and Three Months Ended July 31, 2022 and 2021 Results (Unaudited)
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2022	2021	2022	2021

Revenues
Lease income	$102,636	$97,329	$33,893	$33,051
Lease termination income	691	801	631	96
Other income	3,712	3,403	960	1,183
Total Revenues	107,039	101,533	35,484	34,330

Operating Expenses
Property operating	18,915	17,733	5,514	5,284
Property taxes	17,787	17,785	5,976	6,009
Depreciation and amortization	22,360	21,773	7,644	7,063
General and administrative	7,673	6,876	2,485	2,139
Directors' fees and expenses	283	277	82	79
Total Operating Expenses	67,018	64,444	21,701	20,574

Operating Income	40,021	37,089	13,783	13,756

Non-Operating Income (Expense):
Interest expense	(9,750)	(10,062)	(3,186)	(3,329)
Equity in net income from unconsolidated joint ventures	814	1,025	224	365
Gain (loss) on sale of properties	768	12,214	-	11,808
Interest, dividends and other investment income	216	171	103	75
Net Income	32,069	40,437	10,924	22,675

Noncontrolling interests:
Net income attributable to noncontrolling interests	(2,695)	(2,724)	(881)	(887)
Net income attributable to Urstadt Biddle Properties Inc.	29,374	37,713	10,043	21,788
Preferred stock dividends	(10,238)	(10,238)	(3,413)	(3,413)

Net Income Applicable to Common and Class A Common Stockholders	$19,136	$27,475	$6,630	$18,375

Diluted Earnings Per Share:
Per Common Share:	$0.45	$0.64	$0.15	$0.43
Per Class A Common Share:	$0.50	$0.72	$0.17	$0.48

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,766	9,564	9,794	9,697
Class A Common and Class A Common Equivalent	29,800	29,722	29,801	29,828

Results of Operations

The following information summarizes our results of operations for the nine months and three months ended July 31, 2022 and 2021 (amounts in thousands):

	Nine Months Ended				Change Attributable to
	July 31,		Increase		Property	Properties Held In
Revenues	2022	2021	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$77,056	$74,802	$2,254	3.0%	$842	$1,412
Recoveries from tenants	25,768	27,043	(1,275)	(4.7)%	165	(1,440)
Uncollectable amounts in lease income	(172)	(1,379)	1,207	(87.5)%	-	1,207
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	(16)	(3,137)	3,121	(99.5)%	-	3,121
Total lease income	102,636	97,329

Lease termination	691	801	(110)	(13.7)%	-	(110)
Other income	3,712	3,403	309	9.1%	6	303

Operating Expenses
Property operating	18,915	17,733	1,182	6.7%	32	1,150
Property taxes	17,787	17,785	2	-	92	(90)
Depreciation and amortization	22,360	21,773	587	2.7%	487	100
General and administrative	7,673	6,876	797	11.6%	n/a	n/a

Non-Operating Income/Expense
Interest expense	9,750	10,062	(312)	(3.1)%	-	(312)
Interest, dividends, and other investment income	216	171	45	26.3%	n/a	n/a

	Three Months Ended				Change Attributable to
	July 31,		Increase		Property	Properties Held In
Revenues	2022	2021	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$25,860	$24,790	$1,070	4.3%	$682	$388
Recoveries from tenants	8,111	8,251	(140)	(1.7)%	118	(258)
Uncollectable amounts in lease income	(21)	-	(21)	(100.0)%	-	(21)
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	(57)	10	(67)	(670.0)%	-	(67)
Total lease income	33,893	33,051

Lease termination	631	96	535	557.3%	-	535
Other income	960	1,183	(223)	(18.9)%	2	(225)

Operating Expenses
Property operating	5,514	5,284	230	4.4%	57	173
Property taxes	5,976	6,009	(33)	(0.5)%	41	(74)
Depreciation and amortization	7,644	7,063	581	8.2%	256	325
General and administrative	2,485	2,139	346	16.2%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,186	3,329	(143)	(4.3)%	-	(143)
Interest, dividends, and other investment income	103	75	28	37.3%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2022 and 2021 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 3.0% to $77.1 million for the nine months ended July 31, 2022, as compared with $74.8 million in the corresponding period of 2021. Base rents increased by 4.3% to $25.9 million for the three months ended July 31, 2022, as compared with $24.8  million in the corresponding period of 2021. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first nine months of fiscal 2022, we acquired one property totaling 188,000 square feet and sold three properties totaling 14,300 square feet. In fiscal 2021, we sold two properties totaling 105,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the nine and three month periods ended July 31, 2022, when compared with the corresponding periods in fiscal 2021.

Properties Held in Both Periods:

Revenues

Base Rent

For properties held in both periods, base rent for the nine and three month periods ended July 31, 2022 increased by $1.4 million and $388,000, respectively, when compared with the corresponding prior period.  This positive variance in the nine and three month periods ended July 31, 2022 when compared with the corresponding prior periods was primarily a result of new leasing completed after the first and second quarters of fiscal 2021.

In the first nine months of fiscal 2022, we leased or renewed approximately 762,000 square feet (or approximately 16.6% of total GLA).  At July 31, 2022, our consolidated properties were 92.1% leased (91.9% leased at October 31, 2021).

Tenant Recoveries
In the nine and three month periods ended July 31, 2022, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $1.4 million and $258,000, respectively, when compared with the corresponding prior periods. The decrease in tenant recoveries was the result of an under-accrual adjustment in the first quarter of fiscal 2021. We completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first quarter of fiscal 2021, and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period. This increased tenant reimbursement income in the first quarter of fiscal 2021, and caused a negative variance in the first quarter of fiscal 2022.  This net decrease was offset by an increase in property operating expenses in the nine and three month periods ended July 31, 2022, when compared to the corresponding prior periods, predominantly related to insurance, environmental costs and roof repairs.

Uncollectable Amounts in Lease Income
In the nine months ended July 31, 2022, uncollectable amounts in lease income decreased by $1.2 million. In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through the first half of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the nine months ended July 31, 2022, many of our tenants experienced business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period, when compared with the corresponding period of the prior year.  There was no significant change in uncollectable amounts in lease income for the three months ended July 31, 2022 when compared with the corresponding prior period of fiscal 2021.

ASC Topic 842 Cash Basis Lease Income Reversals
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of July 31, 2022, 33 of these 89 tenants are no longer tenants in the Company's properties. As a result of converting these tenants to cash-basis accounting in fiscal 2021, we reversed straight-line rent receivables in the amount of $1.3 million and reversed billed but unpaid rents related to cash-basis tenants of $1.9 million in the nine month periods ended July 31, 2021.  There were no significant charges related to cash-basis tenants in the three months ended July 31, 2022 and 2021.

As of July 31, 2022, 35 tenants continue to be accounted for on a cash basis, or approximately 3.8% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Expenses

Property Operating
In the nine and three month periods ended July 31, 2022, property operating expenses increased by $1.2 million and $173,000, respectively, when compared with the corresponding prior periods. This was primarily a result of having higher common area maintenance expenses in the nine and three month periods ended July 31, 2022, when compared with the corresponding prior periods, related to insurance, environmental costs and roof repairs.

Property Taxes
In the nine and three month periods ended July 31, 2022, property tax expenses were relatively unchanged, when compared with the corresponding prior periods.

Interest
In the nine and three month periods ended July 31, 2022, interest expense was relatively unchanged, when compared with the corresponding prior periods.

Depreciation and Amortization
In the nine and three month periods ended July 31, 2022, depreciation and amortization was relatively unchanged, when compared with the corresponding prior periods.

General and Administrative Expenses
In the nine and three month periods ended July 31, 2022, general and administrative expenses increased by $797,000 and $346,000, respectively, when compared with the corresponding prior periods. This was primarily a result of an increase in employee compensation, state tax expense related to a capital gain for a property we sold that was located in New Hampshire and professional fees.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time, and industry analysts have accepted FFO as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the nine month and three month periods ended July 31, 2022 and 2021. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2022 and 2021
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Net Income Applicable to Common and Class A Common Stockholders	$19,136	$27,475	$6,630	$18,375

Real property depreciation	17,501	17,198	5,879	5,737
Amortization of tenant improvements and allowances	3,154	3,312	1,031	960
Amortization of deferred leasing costs	1,652	1,209	716	363
Depreciation and amortization on unconsolidated joint ventures	1,132	1,126	386	376
(Gain)/loss on sale of property	(768)	(12,213)	-	(11,807)

Funds from Operations Applicable to Common and Class A Common Stockholders	$41,807	$38,107	$14,642	$14,004
Funds from Operations (Diluted) Per Share:
Class A Common	$1.08	$1.00	$0.38	$0.36
Common	$0.98	$0.89	$0.34	$0.33

FFO amounted to $41.8 million in the nine months ended July 31, 2022, compared to $38.1 million in the corresponding period of fiscal 2021.  The net increase in FFO is attributable, among other things to:

Increases:

•	An increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2021.
•
A decrease in uncollectable amounts in lease income of $1.3 million in the nine months ended July 31, 2022, when compared with the corresponding prior period.  We significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through our first quarter of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the nine months ended July 31, 2022, many of our tenants continued to see signs of business improvement as regulatory restrictions continued to ease and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period, when compared with the corresponding period of the prior year.

•
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of July 31, 2022, 33 of these 89 tenants are no longer tenants in the Company's properties. As a result of converting these tenants to cash-basis accounting we reversed straight-line rent receivables in the amount of $1.2 million and reversed billed but uncollected rents in the amount of  $1.9 million in the nine month period ended July 31, 2021.  There were no significant charges related to cash-basis tenants in the nine months ended July 31, 2022.

As of July 31, 2022, 35 tenants continue to be accounted for on a cash basis, or approximately 3.8% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Decreases:

•
A decrease in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first quarter of fiscal 2021, which increased revenue in the first quarter of fiscal 2021 and caused a negative variance in the first nine months of fiscal 2022.

•
A $797,000 increase in general and administrative expenses predominantly related to an increase employee compensation, state tax expense related to a capital gain for a property we sold that was located in New Hampshire and professional fees in the first nine months of fiscal 2022, when compared to the corresponding prior period.

FFO amounted to $14.6 million in the three months ended July 31, 2022, compared to $14.0 million in the corresponding period of fiscal 2021.  The net increase in FFO is attributable, among other things to:

Increases:

•	A net increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2021.
•
An increase in lease termination income in three months ended July 31, 2022 when compared with the corresponding prior period as a result of one national tenant exercising a termination right in their lease for which they paid a termination penalty.

Decreases:

•
A $346,000 increase in general and administrative expenses predominantly related to an increase in state tax expense related to a capital gain for a property we sold that was located in New Hampshire and professional fees in the three months ended July 31, 2022, when compared to the corresponding prior period.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure, and we believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Nine Months Ended July 31,			Three Months Ended July 31,
	2022	2021	% Change	2022	2021	% Change
Same Property Operating Results:

Number of Properties (Note 1)	72			72

Revenue (Note 2)
Base Rent (Note 3)	$74,063	$74,566	(0.7)%	$24,462	$24,641	(0.7)%
Uncollectable amounts in lease income-same property	(172)	(1,371)	(87.5)%	(20)	9	(322.2)%
ASC Topic 842 cash-basis lease income reversal-same property	(66)	(1,882)	(96.5)%	(56)	(27)	107.4%
Recoveries from tenants	25,363	26,803	(5.4)%	7,935	8,191	(3.1)%
Other property income	1,262	359	251.5%	132	132	-
	100,450	98,475	2.0%	32,453	32,946	(1.5)%

Expenses
Property operating	10,982	10,996	(0.1)%	3,180	3,276	(2.9)%
Property taxes	17,554	17,655	(0.6)%	5,876	5,957	(1.4)%
Other non-recoverable operating expenses	1,624	1,480	9.7%	662	464	42.7%
	30,160	30,131	0.1%	9,718	9,697	0.2%

Same Property Net Operating Income	$70,290	$68,344	2.8%	$22,735	$23,249	(2.2)%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	1,445	882		695	132
Other Interest income	470	349		184	118
Other Dividend Income	60	36		60	36
Consolidated lease termination income	691	801		631	96
Consolidated amortization of above and below market leases	698	455		301	165
Consolidated straight line rent income	(48)	(2,702)		7	(371)
Equity in net income of unconsolidated joint ventures	814	1,025		224	365
Taxable REIT subsidiary income/(loss)	(180)	419		(45)	165
Solar income/(loss)	(233)	(159)		59	88
Storage income/(loss)	1,572	805		571	360
Unrealized holding gains arising during the periods	-	-		-	-
Gain on marketable securities	-	-		-	-
Interest expense	(9,750)	(10,062)		(3,186)	(3,329)
General and administrative expenses	(7,673)	(6,876)		(2,485)	(2,139)
Uncollectable amounts in lease income	(172)	(1,380)		(20)	-
Uncollectable amounts in lease income-same property	172	1,371		20	(9)
ASC Topic 842 cash-basis lease income reversal	(66)	(1,882)		(56)	10
ASC Topic 842 cash-basis lease income reversal-same property	66	1,882		56	27
Directors fees and expenses	(283)	(277)		(82)	(79)
Depreciation and amortization	(22,360)	(21,773)		(7,644)	(7,063)
Adjustment for intercompany expenses and other	(4,212)	(3,035)		(1,101)	(954)

Total other -net	(38,989)	(40,121)		(11,811)	(12,382)
Income from continuing operations	31,301	28,223	10.9%	10,924	10,867	0.5%
Gain (loss) on sale of real estate	768	12,214		-	11,808
Net income	32,069	40,437	(20.7)%	10,924	22,675	(51.8)%
Net income attributable to noncontrolling interests	(2,695)	(2,724)		(881)	(887)
Net income attributable to Urstadt Biddle Properties Inc.	$29,374	$37,713	(22.1)%	$10,043	$21,788	(53.9)%

Same Property Operating Expense Ratio (Note 4)	88.9%	93.5%	(4.7)%	87.6%	88.7%	(1.1)%

Note 1 - Includes only properties owned for the entire period of both periods presented.

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income.

Note 3 - Base rents for the three and nine month periods ended July 31, 2022 are reduced by approximately $0 and $87,000, respectively, in rents that were deferred and approximately $3,000 and $160,000, in rents that were abated because of COVID-19. Base rents for the three and nine month periods ended July 31, 2022, are increased by approximately $83,000 and $465,000, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2022 periods.

Base rents for the three and nine month periods ended July 31, 2021 are reduced by approximately $99,000 and $525,700, respectively, in rents that were deferred and approximately $414,000 and $2.7 million, in rents that were abated because of COVID-19. Base rents for the three and nine month periods ended July 31, 2021, are increased by approximately $791,000 and $2.6 million, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2021 periods.

Note 4 -Represents the percentage of property operating expense and real estate tax.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	July 31,	October 31,
	2022	2021
	(Unaudited)
Assets
Cash and Cash Equivalents	$12,170	$24,057

Real Estate investments before accumulated depreciation	$1,185,415	$1,148,382

Investments in and advances to unconsolidated joint ventures	$28,252	$29,027

Total Assets	$990,324	$973,852

Liabilities
Revolving credit line	$10,000	$0

Mortgage notes payable and other loans	$304,315	$296,449

Total Liabilities	$347,949	$330,553

Redeemable Noncontrolling Interests	$63,243	$67,395

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$579,132	$575,904